As filed with the Securities and Exchange Commission on October 23, 2014

Registration No. 333

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
  ____________________________________________________________
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
 ____________________________________________________________
KEY TRONIC CORPORATION
(Exact name of registrant as specified in its charter)

Washington	91-0849125
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
N. 4424 Sullivan Road
Spokane Valley, Washington 99216
(Address of principal executive offices, including zip code)

KEY TRONIC CORPORATION 2010 INCENTIVE PLAN
(Full title of the plan)

Ronald F. Klawitter
Executive Vice President, Chief Financial Officer and Treasurer
Key Tronic Corporation
N. 4424 Sullivan Road
Spokane Valley, Washington 99216
(509) 928-8000
(Name, address and telephone number, including area code, of agent for service)
 _________________________________________________________

Copy to:
J. Sue Morgan
Perkins Coie LLP
1201 Third Avenue, Suite 4900
Seattle, Washington 98101-3099
(206) 359-8000
 _________________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value, under the Key Tronic Corporation 2010 Incentive Plan	2,175,368	$8.48	$18,447,120.64	$2,143.56

(1)
Includes an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum offering price per share is estimated to be $8.48 based on the average of the high ($8.51) and low ($8.44) sales prices of the Registrant’s Common Stock on October 17, 2014, as reported for such date by the NASDAQ Global Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, Key Tronic Corporation, a Washington corporation (“Key Tronic” or the “Registrant”), are hereby incorporated by reference in this Registration Statement:

•
The Registrant's Annual Report on Form 10-K for the fiscal year ended June 28, 2014, filed on September  5, 2014, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

•
The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 28, 2013, December 28, 2013, and March 29, 2014 filed on November 6, 2013, February 5, 2014, and May 8, 2014, respectively, which contain unaudited interim financial statements;

•
The Registrant's Current Reports on Form 8-K filed on July 1, 2014, August 1, 2014, and September 9, 2014 (excluding any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items); and

•
The description of the Registrant's Common Stock as set forth in Registration Statement on Form 8-A, filed on April 3, 1984, under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.
Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

 Sections 23B.08.510 through 23B.08.600 of the Washington Business Corporation Act (the "Washington Act") authorizes a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for arising under the Securities Act. Article VI of the Registrant's Restated Bylaws provides for indemnification of the Registrant's directors and officers to the maximum extent permitted by Washington law, which includes a right to indemnification for all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by any person in connection with any actual or threatened proceeding by reason of the fact that such person is or was serving as a director or an officer of the Registrant, with certain statutory exceptions. The Restated Bylaws also provide that the Registrant may, by action of its Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

Section 23B.08.320 of the Washington Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VI.7 of the Registrant's Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on the liability of directors to the Registrant and its shareholders.

The Registrant also maintains an insurance policy insuring its directors and officers against liability for certain acts or omissions while acting in their official capacities.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description
5.1	Opinion of Counsel regarding legality of the Common Stock being registered

23.1	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1
Key Tronic Corporation 2010 Incentive Plan (As Amended and Restated Effective October 23, 2014) (incorporated by reference to Appendix A filed with Registrant’s definitive proxy statement filed on Form DEF 14A on September 15, 2014)

Item 9.    Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs A(1)(a) and A(1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane Valley, State of Washington, on the 23rd day of October, 2014.

KEY TRONIC CORPORATION

By:	/s/ Ronald F. Klawitter
Ronald F. Klawitter, Executive Vice President of Administration, CFO and Treasurer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Craig D. Gates and Ronald F. Klawitter, or either of them, as attorneys-in-fact, with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 23rd day of October, 2014.

Signature	Title

/s/ Craig D. Gates	President and Chief Executive Officer, Director
Craig D. Gates	(Principal Executive Officer)

/s/ Ronald F. Klawitter	Executive Vice President, Chief Financial Officer and
Ronald F. Klawitter	Treasurer (Principal Financial Officer)

/s/ Brett R. Larsen	Vice President of Finance and Controller
Brett R. Larsen	(Principal Accounting Officer)

/s/ James R. Bean	Director
James R. Bean

/s/ Yacov A. Shamash	Director
Yacov A. Shamash

/s/ Patrick Sweeney	Director and Chairman of the Board
Patrick Sweeney

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Counsel regarding legality of the Common Stock being registered

23.1	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1
Key Tronic Corporation 2010 Incentive Plan (As Amended and Restated Effective October 23, 2014) (incorporated by reference to Appendix A filed with Registrant’s definitive proxy statement filed on Form DEF 14A on September 15, 2014)